EXHIBIT 99.1

PRESS RELEASE
First Nine Months of 2015 Results

► Continued focus on providing a great customer experience, including our “Helemaal Mee Tournee”, and targeted promotions drove a 43% qoq increase in net additions to our advanced fixed services;
► Solid operational results translated into a robust financial performance with revenue up 6% yoy to €1,349.7 million and Adjusted EBITDA growing 5% yoy to €724.2 million;
► Full year 2015 outlook reaffirmed.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 29, 2015 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2015.

HIGHLIGHTS

•
Q3 2015 net subscriber growth for advanced fixed services of enhanced video, broadband internet and fixed-line telephony up 43% qoq, driven by attractive promotions and family-centric marketing campaigns;

•
Mobile postpaid subscribers +13% yoy to 977,200 at September 30, 2015 with 23,500 net subscribers added in Q3. BASE Company acquisition pending regulatory approval, expected to close at the end of March 2016;

•
Revenue(1) of €1,349.7 million, +6% yoy, driven by higher revenue from our advanced fixed services and a growing contribution from our mobile and B2B businesses. Q3 2015 revenue of €457.6 million, +6% yoy, and reflecting the benefit from our recently introduced handset financing program;

•
Adjusted EBITDA(2) +5% yoy to €724.2 million, reflecting a nonrecurring €7.6 million benefit in Q2 2015 due to the settlement of certain operational contingencies. Q3 2015 Adjusted EBITDA of €242.8 million, +7% yoy, driven by continued focus on operational excellence, lower handset subsidies due to timing variances in our campaigns and the introduction of our handset financing and “Choose Your Device” programs;

•
Accrued capital expenditures(3) of €248.6 million, or around 18% of our revenue. Excluding the recognition of the Belgian football broadcasting rights, they represented around 16% of our revenue, with lower spending on set-top boxes and customer installations partly offset by higher network-related investments;

•
Free Cash Flow(4) of €225.2 million, +7% yoy, driven by solid Adjusted EBITDA growth, lower cash interest expenses and an improved trend in our working capital. Q3 2015 Free Cash Flow of €80.1 million, +36% yoy.

As of and for the nine months ended	Sept. 2015	Sept. 2014	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue(1)	1,349.7	1,271.1	6%
Operating Profit	420.7	414.5	1%
Net Profit	135.4	71.4	90%
Basic Earnings Per Share	1.16	0.62	87%
Diluted Earnings Per Share	1.16	0.61	90%
Adjusted EBITDA (2)	724.2	687.4	5%
Adjusted EBITDA margin %	53.7%	54.1%
Accrued Capital Expenditures (3)	248.6	260.0	-4%
Accrued Capital Expenditures as % of revenue	18.4%	20.5%
Free Cash Flow (4)	225.2	210.7	7%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Video	2,059,700	2,090,700	-1%
Basic Video(5)	356,200	414,600	-14%
Enhanced Video(6)	1,703,500	1,676,100	2%
Broadband internet(7)	1,556,800	1,505,500	3%
Fixed telephony(8)	1,204,000	1,138,600	6%
Mobile telephony(9)	977,200	868,400	13%
Triple-play customers	1,076,300	1,006,500	7%
Services per customer relationship (10)	2.21	2.15	3%
ARPU per customer relationship (€ / month) (10) (11)	48.9	46.8	4%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“I’m pleased to see that our customer-centric multiple-play strategy continues to pay off as demonstrated by the solid net subscriber growth for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony realized in the third quarter. Thanks to our targeted promotions and family-oriented marketing campaigns, we achieved 43% more net subscriber additions for our advanced fixed services in the third quarter as compared to the seasonally weaker second quarter. In the third quarter, we accelerated our efforts to visit our customers proactively as part of our “Helemaal Mee Tournee”, making sure customers receive seamless and superfast in-home connectivity so they can fully enjoy their digital lifestyle, which already features at least four connected devices in more than half of the Flemish households. In September 2005, Telenet was the first to launch digital TV in the Flemish market and now - ten years later - around 83% of our video customers have upgraded to our enhanced video services so they can access a greater number of channels and additional premium entertainment services, including our OTT service “Yelo Play”, our subscription VOD services “Play” and “Play More” and “Play Sports”, our recently revamped sports offer. I’m very excited about the recent re-launch of “Play Sports”, with the number of subscribers up 5% sequentially, as our offer now includes an unparalleled array of different sports and a unique TV everywhere/anytime experience thanks to our “Play Sports” app. And in August 2015, we introduced “FreePhone Business”, an easy-to-use virtual PBX based on VoIP technology, for SME and SOHO customers.
Three years ago, we launched our “King” and “Kong” rate plans and thanks to our “Family Deal” offers our current offerings remain attractive against the backdrop of an intensely competitive market. In the third quarter, we initiated a handset financing program, in connection with our “Choose Your Device” program, enabling customers to buy a mobile handset through a zero interest rate installment plan. At September 30, 2015, we served 977,200 mobile postpaid subscribers, up 13% yoy, and resulting in 23,500 net subscriber additions in the quarter reflecting the intensely competitive environment and timing variances in some of our campaigns. In April this year, we announced the acquisition of BASE Company NV, the third largest mobile operator in Belgium, for an aggregate amount of €1,324 million. This acquisition is subject to customary closing conditions, including merger approval from the relevant competition authorities, and is expected to close by the end of March 2016. Once the transaction is completed, we will be able to more directly control our mobile strategy and more effectively compete for future growth opportunities in the mobile market.
The aforementioned solid operational results translated into a healthy organic financial performance. For the first nine months of 2015, we achieved revenue of €1,350 million, up 6% yoy, and driven by a higher proportion of multiple-play subscribers in our overall mix, the benefit from the January 2015 selective price adjustments and a growing contribution from both our mobile and B2B businesses. In Q3 2015, we achieved a similar top line growth rate of 6% (€458 million), largely reflecting the same drivers as discussed above, while the implementation of our handset financing program as of the third quarter also favorably impacted our top line growth as we’re now able to recognize the full sales price of the handset upon delivery versus over time. Year-to-date, we generated €724 million of Adjusted EBITDA, up 5% yoy. In Q3 2015, our Adjusted EBITDA was €243 million, up 7% yoy, and representing a margin of 53.1% for the quarter driven by accretive multiple-play growth and our continued focus on operational excellence, while we incurred significantly lower handset subsidy costs as a result of timing variances in our campaigns and the introduction of our handset financing and “Choose Your Device” programs. Accrued capital expenditures, excluding the recognition of the Belgian football rights for the current 2015-2016 season, represented around 16% of our revenue and reflected lower set-top box related capital expenditures and lower spending on customer installations, partly offset by a growing proportion of network-related investments as part of our “Grote Netwerf” investment program. Through our five-year €500 million investment program, we will significantly stimulate the digital economy in Flanders, creating a state-of-the-art superfast platform for growth for consumers, businesses and governments. Finally, we achieved solid Free Cash Flow of €225 million for the first nine months, up 7% yoy, and driven by solid growth in our Adjusted EBITDA, lower cash interest expenses as a result of recent refinancings and marked improvements in our working capital trend.
Having thus completed the first nine months of the year, we believe to be well track to deliver on our full year 2015 outlook as presented on July 30, 2015 in conjunction with the announcement of our half-year results. As such, we continue to see healthy organic top line growth of “between 5-6%” for the full year with Adjusted EBITDA expected to grow “between 4-5%” compared to 2014. Excluding the recognition of the Belgian football broadcasting rights for the 2015-2016 season, we expect accrued capital expenditures to represent “around 20%” of our revenue, while finally targeting Free Cash Flow of “between €250-260 million.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Revenue by nature: In Q1 2015, we changed the way we present the disclosure of our revenue in order to further align with our controlling shareholder and to provide a greater level of transparency on the underlying evolution of (i) our traditional cable subscription revenue, (ii) the revenue generated by our mobile telephony customers, (iii) our B2B revenue and (iv) our other revenue, which includes amongst others the revenue generated from the sale of set-top boxes and handsets, interconnection revenue and carriage fees. We have also applied these changes retroactively to the prior year quarters.

RGU adjustment: In Q1 2015, we changed the way we calculate certain operational key performance indicators to further align with our controlling shareholder. From January 1, 2015, RGUs are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (for instance a primary and a secondary home) that individual will count as two RGUs for that service. This definition adjustment also impacted certain other derived operational parameters, including amongst others multiple-play penetration levels, the number of services per unique customer and the underlying ARPU generated by such unique customers. During the first quarter of 2015, we also modified certain video subscriber definitions to better align these definitions with the underlying services received by our customers and have replaced our “digital cable TV” and “analog cable TV” subscriber definitions with “enhanced video” and “basic video” respectively. We have also applied these changes retroactively to the prior year quarters.

Free Cash Flow: In Q1 2015, we changed our Free Cash Flow definition, adding cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions to the net cash provided by our continuing operations. We have also applied these changes retroactively to the prior year quarters. Additionally, in Q3 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From July 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. This adjustment had no impact on the Company’s Free Cash Flow for the prior year quarters.

Reclassification of certain device-related payments: In Q4 2014, we changed the classification of certain device-related payments from purchases of property and equipment in the investing section of our consolidated cash flow statement to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. We have applied this classification retroactively to January 1, 2014. Accordingly, €40.8 million of device-related payments during the first nine months of 2014 (Q3 2014: €14.1 million) were reclassified to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. The reclassification of these cash flows did not impact our net results or our Free Cash Flow.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
As of September 30, 2015, we served 2,180,000 customer relationships, which represented approximately 74% of the 2,930,800 homes passed by our leading HFC network. As of September 30, 2015, we provided 4,820,500 services (excluding our mobile RGUs), which was up 2% compared to the prior year period. Our RGU count at September 30, 2015 included 2,059,700 video subscribers, 1,556,800 broadband internet subscribers and 1,204,000 fixed-line telephony RGUs. In addition, approximately 83% of our video subscribers had upgraded to our enhanced video platform at the Q3 2015 quarter-end. Throughout the third quarter of 2015, we added 39,500 net subscribers (9M 2015: 101,400) to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony. Net subscriber growth for our advanced fixed services in Q3 2015 was up 43% sequentially, driven by attractive triple-play

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promotions, including our “Vollenbak voordelen” campaign highlighting the several monetary advantages that both new and existing Telenet customers enjoy. We also served 977,200 mobile postpaid subscribers as of September 30, 2015, representing a solid 13% increase compared to Q3 last year despite the intensely competitive environment.

We continued to enjoy solid net subscriber growth for our leading triple-play bundles “Whop” and “Whoppa” in Q3 2015, achieving a triple-play subscriber base of 1,076,300 subscribers at September 30, 2015 (+7% year-on-year). At September 30, 2015, we had around 49% of our customers subscribing to our triple-play services compared to around 46% at September 30, 2014. The success of our multiple-play strategy is also exhibited by the number of services customers receive from us. At September 30, 2015, our customers subscribed to an average of 2.21 services, up 3% compared to September 30, 2014 when the services per customer relationship represented 2.15 (excluding mobile telephony in both cases).

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €48.9 for Q3 2015. This was up €1.7, or 4%, compared to the prior year period when the ARPU per customer relationship amounted to €47.2. Relative to the first nine months of 2014, the ARPU per customer relationship grew 4% in 9M 2015 to €48.9. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services and (iii) the benefit from the selective price increase on certain fixed services as of January 25, 2015. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At September 30, 2015, we served 1,556,800 broadband internet subscribers, equivalent to 53.1% of the homes passed by our network as compared to 51.7% at the end of Q3 2014. Net subscriber growth for our broadband internet service in Q3 2015 reached 13,400 (9M 2015: 33,500), a 51% sequential increase driven by the aforementioned promotions and marketing campaigns. Furthermore we continue to focus on providing an amazing customer experience both in and outside the home through reliable and high-speed broadband connections and our extensive WiFi coverage, which includes nearly 1.3 million active WiFi Homespots and 2,000 WiFi Hotspots in public areas. In Q3 2015, annualized churn for our broadband internet service reached 7.3%, up 90 basis points sequentially, reflecting the intensively competitive environment.

1.3    Fixed-line telephony

At September 30, 2015, we served 1,204,000 fixed-line telephony subscribers (+6% year-on-year), equivalent to 41.1% of the homes passed by our network compared to 39.1% at September 30, 2014. In Q3 2015, we achieved 16,500 net fixed-line telephony subscriber additions (9M 2015: 44,500) as we continue to successfully cross-sell our “Whop” and “Whoppa” triple-play bundles to both our new and existing customers. The number of registered devices using our innovative VoIP app “Triiing” increased to approximately 395,800 at September 30, 2015, representing around 33% of our fixed-line telephony subscriber base. In Q3 2015, annualized churn for our fixed-line telephony service reached 7.6%, representing a 60 basis points increase compared to Q2 2015.

1.4    Mobile telephony

In April 2015, we launched our “Family Deal” proposition, offering both new and existing “Whop“ and “Whoppa“ triple-play households recurring monthly discounts of €1 and €2, respectively, on their mobile tariff plans, when subscribing to two or more mobile services. In Q3 2015, we initiated a handset financing program in connection with our “Choose Your Device” program, enabling customers to buy a handset via a zero interest rate installment plan. The “Choose Your Device” program offers customers increased flexibility to change their airtime tariff or handset at any time, through the use of separate contracts for the airtime and mobile handset. In Q3 2015, we achieved 23,500 net mobile postpaid subscriber acquisitions (9M 2015: 82,900), reflecting the intensely competitive environment and timing variances in some of our mobile marketing campaigns. As a result, our mobile postpaid subscriber base reached 977,200 active SIMs at September 30, 2015, which was up 13% year-on-year. In early October 2015, we started

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retailing the iPhone 6s™ and iPhone 6s Plus™ across substantially all of our online, retail and call center channels, including price discount offers and the availability of a zero interest rate installment plan.

The ARPU from our mobile subscribers equaled €26.1 in Q3 2015, including interconnection. The 3% decrease compared to the prior year period was primarily driven by (i) the conversion of certain legacy mobile tariff plans to our latest mobile rate plans, (ii) continued pressure on SMS usage and (iii) lower out-of-bundle revenue per user. On a sequential basis, our mobile ARPU was stable, driven by increased summer holidays roaming revenue, fully offset by lower national traffic generating less national termination revenue.

1.5    Video

ENHANCED VIDEO
At September 30, 2015, we served 1,703,500 enhanced video customers as we added 9,600 net subscribers in Q3 2015 (9M 2015: 23,400). As of September 30, 2015, approximately 83% of our video customers subscribed to our enhanced video services compared to around 80% at September 30, 2014. At September 30, 2015, approximately 24% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and Hotspots. At September 30, 2015, our subscription VOD packages “Play” and “Play More” had 244,700 customers, up 11% compared to Q2 2015 and driven in part by temporary promotions.

In July 2015 - ahead of the start of the new 2015-2016 Jupiler Pro League season, which we will continue to broadcast on a non-exclusive basis - we launched “Play Sports”, replacing our former “Sporting Telenet” sports pay television channels. “Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries. At September 30, 2015, 214,900 customers subscribed to our sports pay television channels, an increase of 4% compared to the prior year period subscriber base.

TOTAL VIDEO
Relative to June 30, 2015, subscribers to our total basic and enhanced video services decreased by 4,100 (9M 2015: 23,600) to 2,059,700 at September 30, 2015. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2	Financial highlights

2.1    Revenue

For the first nine months of 2015, we generated revenue of €1,349.7 million, representing a solid 6% increase compared to the prior year period when we produced revenue of €1,271.1 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers at September 30, 2015 up 7% compared to September 30, 2014, (ii) the benefit from the selective price increase on certain fixed services in January 2015, (iii) a €19.1 million higher contribution from our mobile activities, driven by robust mobile postpaid subscriber growth, and (iv) a 13% increase in our business services revenue.

In Q3 2015, we achieved revenue of €457.6 million, up 6% compared to €432.3 million generated in Q3 2014, reflecting largely the same growth drivers as mentioned above. The implementation of our handset financing program as of the third quarter also favorably impacted our top line growth as we are now able to recognize the full sales price of the handset upon delivery versus over time previously. For Q3 2015 and 9M 2015, respectively, revenue earned from the sale of mobile handsets grew €5.9 million and €7.7 million, respectively, compared to the prior year periods. Please refer to page 18, note 1, for additional disclosure.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) transactional and broadcasting-on-demand services. For the first nine months of 2015, our video revenue amounted to €412.6 million (Q3 2015: €137.7 million) compared to €407.5 million for the first nine months of 2014. This modest 1% increase was driven by (i) higher recurring set-top box rental fees and (ii) growth in our premium subscription VOD business, partly offset by (i) a gradual decline in our total video subscriber base and (ii) lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by more than 1.5 million residential and small business broadband internet RGUs totaled €407.8 million for the first nine months of 2015 (Q3 2015: €137.2 million) and was up 6% compared to the prior year period when we recorded broadband internet revenue of €383.4 million. Our revenue growth was driven by (i) 3% growth in our subscriber base and (ii) the benefit from the aforementioned price increase effective from the end of January 2015, in part offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under ‘Other’ revenue. For the first nine months of 2015, our fixed-line telephony revenue increased 8% to €169.8 million (Q3 2015: €57.3 million) compared to €157.2 million for the prior year period driven by (i) a 6% increase in fixed-line telephony subscribers and (ii) the benefit from the aforementioned January 2015 price increase, partly offset by a growing proportion of bundle discounts.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both (i) the interconnection revenue generated by these customers and (ii) revenue earned from handset sales. For the first nine months of 2015, we generated mobile telephony revenue of €153.2 million (Q3 2015: €54.3 million), up €19.1 million compared to the prior year period. This robust 14% year-on-year revenue increase reflected continued double-digit growth in the number of postpaid subscribers, partially offset by a decrease in usage-related revenue per user.

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BUSINESS SERVICES
The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €87.6 million for the first nine months of 2015 (Q3 2015: €29.2 million), which was up 13% compared to the prior year period when our business services yielded revenue of €77.3 million. Our B2B revenue growth was primarily driven by (i) higher security-related revenue, (ii) higher revenue from business connectivity solutions and (iii) higher revenue from carrier services for mobile.

OTHER
Other revenue primarily includes, among other items, (i) mobile handset sales, (ii) channel carriage fees, (iii) interconnection revenue from both our fixed-line and mobile telephony customers, (iv) product activation and installation fees, and (v) set-top box sales revenue. Other revenue reached €118.7 million for the first nine months of 2015 (Q3 2015: €41.9 million), up 6% year-on-year. Growth in our ‘Other’ revenue was primarily driven by the introduction of our handset financing program in Q3 2015 as discussed above and higher interconnection revenue generated by our mobile customers, partially offset by lower set-top box sales revenue compared to the prior year period when we switched off our legacy SD platform.

2.2    Expenses

For the first nine months of 2015, we incurred total operating expenses of €929.0 million, representing an increase of 8% compared to the prior year period when we incurred total operating expenses of €856.5 million. An 11% increase in network operating and service costs, reflecting the €12.5 million favorable impact from the settlement of certain operational contingencies in Q1 2014, in combination with 10% higher depreciation and amortization charges and 6% higher advertising, sales and marketing expenses in the first nine months of 2015 was partly offset by a 4% decrease in other costs, which included a €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations in Q2 2015. Excluding these nonrecurring benefits for the first nine months of 2015 and 2014, the underlying increase of our total operating expenses would have been slightly lower.

In Q3 2015, our total operating expenses represented €315.0 million, up 7% year-on-year, primarily reflecting (i) higher advertising, sales and marketing expenses resulting from our 2015 marketing campaigns as discussed above, (ii) higher depreciation and amortization charges and (iii) higher network operating and service costs including higher costs for proactive customer visits as part of our “Helemaal Mee Tournee”. Furthermore, we started incurring costs related to the acquisition and the integration of BASE Company, as embedded in our full year outlook.

Our operating expenses represented approximately 69% of our revenue for the first nine months of 2015 as compared to approximately 67% for the first nine months of 2014. Cost of services provided as a percentage of our revenue reached approximately 55% for the first nine months of 2015 as compared to approximately 54% for the first nine months of 2014, which included the €12.5 million favorable impact from the settlement of certain operational contingencies in Q1 2014. Excluding this impact, cost of services provided as a percentage of our revenue was broadly stable year-on-year. Selling, general and administrative expenses represented approximately 14% of our overall revenue for both the first nine months of 2015 and 2014. Excluding the €7.6 million favorable impact from the resolution of a contingency associated with universal service obligations in Q2 2015, our selling, general and administrative expenses as a proportion of our revenue would have been slightly higher due to higher direct acquisition costs and higher charges related to share based compensation.

EMPLOYEE BENEFITS
Employee benefits reached €114.4 million for the first nine months of 2015 (Q3 2015: €37.3 million) and were broadly stable compared to the prior year period as modest growth in our employee base was offset by lower bonus accruals.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €288.9 million for the first nine months of 2015 (Q3 2015: €95.9 million) compared to €262.1 million for the

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first nine months of 2014. The 10% year-on-year increase primarily reflected higher depreciation expenses related to set-top boxes and IT.

NETWORK OPERATING AND SERVICE COSTS
Network operating and service costs continue to represent the largest portion of our total operating expenses and include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses. Compared to the first nine months of 2014, our network operating and service costs increased €41.1 million from €378.6 million to €419.7 million for the first nine months of 2015. This 11% year-on-year increase in our network operating and service costs was primarily driven by (i) higher copyrights and content-related expenses, (ii) higher interconnection costs driven by continued growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to handset sales. As a reminder, our network operating and service costs in Q1 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies, without which the increase in our network operating and service costs would have been lower. In Q3 2015, our network operating and service costs were €141.7 million, up 2% year-on-year, with higher costs associated with handset purchases, content-related and interconnection expenses being partly offset by lower handset subsidy costs relative to Q3 2014 due to timing variances in our offers and the implementation of our handset financing program.

ADVERTISING, SALES AND MARKETING
Advertising, sales and marketing expenses of €48.4 million for the first nine months of 2015 increased by 6% compared to the prior year period. Relative to Q3 2014, our advertising, sales and marketing expenses increased 22% to €17.4 million in Q3 2015, reflecting timing variances in some of our marketing campaigns and promotional activity around our new “Vollenbak voordelen” campaigns which highlight the several monetary advantages that new and existing Telenet customers enjoy.

OTHER COSTS, INCL. OPERATING CHARGES RELATED TO ACQUISITIONS OR DIVESTITURES AND RESTRUCTURING CHARGES
Our other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €49.0 million for the first nine months of 2015 (Q3 2015: €20.8 million), which was broadly stable compared to €48.8 million for the first nine months of 2014. Our other costs in Q2 2015 included a €7.6 million nonrecurring benefit from the resolution of a contingency associated with universal service obligations. Excluding this impact, our other costs would have increased compared to the first nine months of 2014, reflecting higher business-supporting corporate advisory and legal fees.

2.3    Adjusted EBITDA and operating profit

For the first nine months of 2015, we realized Adjusted EBITDA of €724.2 million, up 5% compared to the prior year period when we produced Adjusted EBITDA of €687.4 million. Our Adjusted EBITDA for the first nine months of 2015 and 2014 included favorable impacts of €7.6 million and €12.5 million, respectively, as mentioned above. The solid growth in our Adjusted EBITDA was primarily driven by (i) accretive multiple-play growth, including the impact from the January 2015 price adjustments and (ii) our continued focus on carefully managing our overhead expenses, partly offset by (i) higher content-related expenses, (ii) higher interconnection costs driven by continued growth in both our mobile and fixed-line telephony subscriber base and (iii) higher costs related to handset sales and subsidies. Our Adjusted EBITDA margin reached 53.7% for the first nine months of 2015 compared to 54.1% for the first nine months of 2014. This decline was mainly driven by a higher proportion of lower-margin mobile and premium content revenue in our overall mix and higher costs associated with handset sales and subsidies relative to the first nine months of 2014.

In Q3 2015, our Adjusted EBITDA reached €242.8 million, representing a 7% increase compared to Q3 2014 when we generated Adjusted EBITDA of €227.3 million. Compared to Q3 2014, our Adjusted EBITDA margin expanded 50 basis points, reaching 53.1% in Q3 2015, as higher costs associated with handset sales and higher interconnection and content-related expenses were more than offset by (i) significantly lower handset subsidies due to timing variances in some of our campaigns and the introduction of our handset financing program and (ii) our continued focus on operational excellence.

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Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2015	2014	Change %	2015	2014	Change %

Adjusted EBITDA	242.8	227.3	7%	724.2	687.4	5%
Adjusted EBITDA margin	53.1%	52.6%		53.7%	54.1%

Share based compensation	(1.9)	(1.7)	12%	(8.6)	(7.0)	23%
Operating charges related to acquisitions or divestitures	(2.3)	(0.4)	475%	(6.4)	(2.0)	220%
Restructuring charges	(0.1)	(1.8)	-94%	0.4	(1.8)	N.M.

EBITDA	238.5	223.4	7%	709.6	676.6	5%

Depreciation, amortization and impairment	(95.9)	(86.1)	11%	(288.9)	(262.1)	10%

Operating profit	142.6	137.3	4%	420.7	414.5	1%

Net finance expense	(118.1)	(72.0)	64%	(196.7)	(255.8)	-23%
Share of the result of equity accounted investees	(1.5)	—	—	(3.7)	0.3	N.M.
Income tax expense	(11.9)	(42.7)	-72%	(84.9)	(87.6)	-3%

Profit for the period	11.1	22.6	-51%	135.4	71.4	90%
N.M - Not Meaningful

We generated operating profit of €420.7 million for the first nine months of 2015 (Q3 2015: €142.6 million), which was broadly stable compared to the prior year period when our operating profit reached €414.5 million. Excluding the aforementioned nonrecurring benefits in both periods, growth in our operating profit would have been slightly higher as a result of 6% growth in our top line, partly offset by (i) higher network operating and service costs and (ii) higher depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
For the first nine months of 2015, our net finance expenses totaled €196.7 million compared to €255.8 million of net finance expenses incurred for the first nine months of 2014. The 23% year-on-year decrease in our net finance expenses was primarily driven by a €19.8 million gain on derivative financial instruments recorded for the first nine months of 2015, reflecting a favorable mark-to-market valuation of both our interest rate derivatives and foreign exchange derivatives, whereas the prior year period showed a loss on derivatives of €54.1 million. Furthermore, our interest expenses, foreign exchange loss and other finance expenses decreased 4% year-on-year driven by the early redemption of the remaining outstanding amounts under certain Term Loans following the April 2014 refinancing and the favorable effects of the partial unwinding of our derivatives portfolio in December 2014. Both effects were partially offset by a €30.8 million loss on extinguishment of debt in Q3 2015 following the prepayment of the €500.0 million Senior Secured Notes due 2020 in August 2015.

Our net finance expenses in Q3 2015 amounted to €118.1 million versus €72.0 million in the prior year period. This primarily reflected the effects from the early prepayment of the Senior Secured Notes discussed above and slightly higher accrued interest expenses as a result of commitment fees incurred on the undrawn financing facilities related to the BASE Company acquisition, committed since Q2 2015.

INCOME TAXES
We recorded income tax expenses of €84.9 million for the first nine months of 2015 (Q3 2015: €11.9 million) compared to income tax expense of €87.6 million for the first nine months of 2014, down 3% year-on-year.

NET INCOME
We earned net income of €135.4 million for the first nine months of 2015 (Q3 2015: €11.1 million), which was substantially higher compared to the €71.4 million we achieved in the prior year period despite a €30.8 million loss on extinguishment of debt incurred in Q3 2015 as discussed above. Net income growth was boosted by a €19.8 million net gain on our derivative financial instruments whereas the prior year period showed a net loss of €54.1 million in this respect.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 10

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
During the first nine months of 2015, our operating activities yielded €498.3 million of net cash, which was up 6% compared to the prior year period when we generated €468.4 million of net cash from our operating activities. Through the combined effect from (i) solid Adjusted EBITDA growth, (ii) a marked improvement in our working capital trend as a result of our tighter working capital management and (iii) €16.4 million lower cash interest expenses as a result of recent refinancings and the optimization of our derivatives portfolio in December 2014, we were able to fully absorb the negative impact resulting from €77.6 million of cash taxes paid in Q1 2015. In Q3 2015, we generated €170.1 million of net cash from operating activities, up 13% compared to the prior year period. Slightly higher cash interest expenses due to the phasing of certain cash interest payments following the early repayment of the €500.0 million Senior Secured Notes in August 2015 were more than offset by the robust 7% increase in our Adjusted EBITDA and an improved trend in our working capital.
NET CASH USED IN INVESTING ACTIVITIES
We used €323.6 million of net cash in investing activities during the first nine months of 2015, up 31% year-on-year. The cash used in investing activities were comprised of cash payments for our capital expenditures, including (i) cash payments of €15.7 million and €23.4 million in Q1 2015 and Q3 2015, respectively, for the Belgian football broadcasting rights covering the second leg of the 2014-2015 season and the first leg of the 2015-2016 season, respectively, and (ii) a payment of €58.0 million for the 50% investment in the local media company De Vijver Media. In Q3 2015, we used €87.3 million of net cash in investing activities compared to €88.6 million for the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
FREE CASH FLOW
During the first nine months of 2015, we generated €225.2 million of Free Cash Flow compared to the prior year period when we achieved Free Cash Flow of €210.7 million. Despite significantly higher cash taxes paid in Q1 2015, we achieved a 7% growth in our Free Cash Flow as growth in net cash from operating activities was only partly offset by higher cash capital expenditures as mentioned above. In Q3 2015, we achieved Free Cash Flow of €80.1 million, which was up a strong 36% year-on-year driven robust Adjusted EBITDA growth and an improved trend in our working capital, while our cash capital expenditures remained broadly stable compared to the same period last year.
NET CASH USED IN FINANCING ACTIVITIES
Net cash used in financing activities was €67.6 million for the first nine months of 2015 and primarily reflected (i) the issuance of €530.0 million 4.875% Senior Secured Fixed Rate Notes due July 2027 in July 2015, (ii) the repayment of €500.0 million Senior Secured Fixed Rate Notes due November 2020 in August 2015, (iii) €48.4 million used under the Share Repurchase Program 2015, net of the proceeds received from the sale of treasury shares and (iv) €27.8 million of debt issuance and prepayment costs incurred in Q3 2015, which included the make-whole premium paid for the early repayment of the Senior Secured Fixed Rate Notes due November 2020. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of September 30, 2015, we carried a total debt balance (including accrued interest) of €3,778.2 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,930.0 million principal amount is related to the Senior Secured Notes issued in 2010, 2011, 2012 and 2015. Our total debt balance at September 30, 2015 also included €38.5 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In April 2015, we issued two new debt facilities under the 2010 Amended Senior Credit Facility for an aggregate amount of €1,000 million in anticipation of the acquisition of BASE Company. Through Telenet International Finance S.à r.l., which acts as the group’s financing center, we issued a floating rate €800.0 million Term Loan (“Term Loan AA”) with a maturity of June 30, 2023 and a 3.50% margin over Euribor. In addition, we secured an additional €200.0

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 11

million Revolving Credit Facility (“Facility Z”) with a maturity of June 30, 2018 and a margin of 2.25% over Euribor. As the acquisition of BASE Company is still subject to regulatory approval, both facilities were fully undrawn at September 30, 2015.
In July 2015, we issued €530.0 million 4.875% Senior Secured Fixed Rate Notes due 2027. The net proceeds of this issuance were used in August 2015 to prepay €500.0 million of Senior Secured Notes due 2020. In July 2015, we also upsized the available commitments under our Revolving Credit Facility (“Facility X”) by €85.0 million to an aggregate of €381.0 million and in September 2015, we cancelled €26.9 million of short-dated available commitments under our Revolving Credit Facility (“Facility S”). As such, and excluding the undrawn debt facilities relating to the BASE Company acquisition as discussed above, we had full access on September 30, 2015 to a committed Revolving Credit Facility of €381.0 million, subject to compliance with certain covenants and debt service requirements as mentioned below.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at September 30, 2015.
Exhibit 2: Debt maturity table as of September 30, 2015

	Total Facility as per	Drawn amount		Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2015
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1		—	June 30, 2022	Floating | 3-month Euribor + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9	882.9		—	June 30, 2023	Floating | 3-month Euribor + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0	—		800.0	June 30, 2023	Floating | 3-month Euribor + 3.50%	Not applicable
Revolving Credit Facility (Facility X)	381.0	—		381.0	September 30, 2020	Floating | 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	200.0	—		200.0	June 30, 2018	Floating | 1-month Euribor + 2.25%	Not applicable

Senior Secured Fixed Rate Notes
€300 million Senior Secured Notes due 2021	300.0	300.0		—	February 15, 2021	Fixed | 6.625%	Semi-annually (Feb. and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0		—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0		—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0	530.0		—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0		—	June 15, 2021	Floating | 3-month Euribor+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	4,668.0	3,287.0	3,287	1,381.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2015, we held €296.2 million of cash and cash equivalents compared to €189.1 million at December 31, 2014. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. During the first nine months of 2015, we generated €107.1 million of net cash as the negative impact resulting from (i) a €77.6 million payment of cash taxes in Q1 2015, (ii) cash payments for the second and first leg, respectively, of the Belgian football broadcasting rights for the 2014-2015 and 2015-2016 season, (iii) the acquisition of a 50% stake in De Vijver Media NV and (iv) the full execution of our €50.0 million Share Repurchase Program 2015 was more than offset by the robust net cash generated by our operating activities. At September 30, 2015, we had access to two committed revolving facilities of €581.0 million, subject to compliance with the covenants mentioned below, and excluding the fully undrawn Term Loan AA of €800.0 million.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 12

NET LEVERAGE RATIO
As of September 30, 2015, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.3x as compared to 3.4x at June 30, 2015 and 3.7x at December 31, 2014. The sequential decrease in our net leverage ratio was primarily attributable to the growth in our Consolidated Annualized EBITDA in the third quarter and the resulting net increase in our cash balance. As a reminder, our net leverage ratio does not yet reflect the acquisition of BASE Company, which is pending regulatory approval. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.
2.7    Capital expenditures

Accrued capital expenditures reached €248.6 million for the first nine months of 2015 (Q3 2015: €87.5 million), representing approximately 18% of our revenue versus approximately 20% for the first nine months of 2014. Compared to the prior year period, our accrued capital expenditures decreased 4% driven by (i) significantly lower set-top box related capital expenditures and (ii) 10% lower capital expenditures for customer installations, partly offset by higher network-related investments. Our accrued capital expenditures for both for the first nine months of 2015 and 2014 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2015-2016 and 2014-2015 seasons, respectively. Under EU IFRS, these non-exclusive broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 16% of our revenue for the first nine months of 2015 and around 18% for the prior year period.

Set-top box related capital expenditures decreased €19.3 million from €26.6 million for the first nine months of 2014 to €7.3 million for the first nine months of 2015 (Q3 2015: €4.1 million), reflecting modest growth in our enhanced video subscriber base while the prior year period was impacted by the switch-off of our legacy SD platform. For the first nine months of 2015, set-top box related capital expenditures represented approximately 3% of our total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season.

Capital expenditures for customer installations totaled €44.9 million for the first nine months of 2015 (Q3 2015: €15.4 million), or approximately 20% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The 10% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year in addition to efficiencies as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades increased 37% to €84.3 million for the first nine months of 2015 (Q3 2015: €37.2 million), and represented approximately 38% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The higher spending versus the prior year period was primarily driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €112.1 million for the first nine months of 2015 (Q3 2015: €30.8 million) compared to €122.3 million for the first nine months of 2014 and included the Belgian football broadcasting rights for the 2015-2016 season and the 2014-2015 season respectively, as mentioned above.

This implies that approximately 61% of our accrued capital expenditures for the first nine months of 2015 were scalable and subscriber growth related excluding the Belgian football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 13

3    Outlook and other information

3.1    Outlook for the year 2015

Having thus completed the first nine months of the year, we believe to be well on track to deliver on our full year 2015 outlook as presented on July 30, 2015 in conjunction with the announcement of our half-year results. For the first nine months of 2015, we achieved 6% top line growth driven by (i) higher cable subscription revenue as a result of solid net subscriber growth for our advanced fixed services and the benefit from the January 2015 selective price adjustments, (ii) a higher contribution from our mobile business and (iii) a 13% increase in our B2B revenue. Having achieved a similar top line growth rate in the third quarter of 2015, including the benefit from the introduction of our handset financing program, we continue to see revenue growth for the full year of 2015 “between 5-6%”.

Our Adjusted EBITDA for the first nine months of the year showed a 5% increase compared to the same period of last year, driven by accretive multiple-play growth and our continued focus on operational excellence. In line with our full year outlook, we have started to incur costs related to the acquisition and the integration of BASE Company, while we have also started to incur higher costs related to the proactive customer visits we conduct under our “Helemaal Mee Tournee”. Despite Q4 traditionally being one of the weakest quarters in terms of Adjusted EBITDA contribution due to generally higher advertising, sales and marketing expenses in the quarter, we feel comfortable with our Adjusted EBITDA growth outlook of “between 4-5%” for the full year.

Excluding the recognition of the Belgian football broadcasting rights for the 2015-2016 season, accrued capital expenditures represented approximately 16% of our revenue for the first nine months, reflecting lower set-top box related capital expenditures and lower capital expenditures for customer installations, partly offset by higher network-related investments as part of our “Grote Netwerf” investment program. For the full year, we continue to expect accrued capital, excluding the recognition of the Belgian football rights for the 2015-2016 season, to represent “around 20%” of our revenue, implying a ramp-up in capital expenditures in Q4 2015 as a result of seasonally higher customer installations, set-top boxes and CPE.

Finally, we achieved €225.2 million of Free Cash Flow for the first nine months of 2015, driven by solid Adjusted EBITDA growth, lower cash interest expenses and an improved trend in our working capital. This leaves us well positioned to deliver on our Free Cash Flow outlook of “between €250.0 to €260.0 million” for the full year despite significantly higher cash taxes as compared to 2014.

Exhibit 3: Outlook FY 2015

	Outlook FY 2015	Outlook FY 2015
	(as presented on February 12, 2015)	(as presented on July 30, 2015)
Revenue growth	4 - 5%	5 - 6%
Adjusted EBITDA growth	Around 4%	4 - 5%
Accrued capital expenditures, % of revenue	Around 21%(1)	Around 20%(1)
Free Cash Flow	€240.0 - 250.0 million(2)	€250.0 - 260.0 million(2)
(1) Excluding the recognition of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2014 tax return will not occur until early 2016, and excluding additional cash interest expenses incurred for the new debt facilities related to the acquisition of BASE Company.

3.2    Subsequent events

There were no significant events subsequent to September 30, 2015, that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 14

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended		Sept. 2015	Sept. 2014	Change %

Total Services

Homes passed - Combined Network (12)	2,926,000	2,930,800	2,910,700	1%

Video
Basic video (5)	369,900	356,200	414,600	-14%
Enhanced video (6)	1,693,900	1,703,500	1,676,100	2%
Total video	2,063,800	2,059,700	2,090,700	-1%

Internet
Residential broadband internet	1,478,500	1,489,400	1,466,500	2%
Business broadband internet	64,900	67,400	39,000	73%
Total broadband internet (7)	1,543,400	1,556,800	1,505,500	3%

Fixed-line telephony
Residential fixed-line telephony	1,147,400	1,161,600	1,123,300	3%
Business fixed-line telephony	40,100	42,400	15,300	177%
Total fixed-line telephony (8)	1,187,500	1,204,000	1,138,600	6%

Mobile telephony (9)	953,700	977,200	868,400	13%

Total services (excl. mobile telephony) (13)	4,794,700	4,820,500	4,734,800	2%

Churn(14)

Video		7.0%	6.9%
Broadband internet		7.3%	6.8%
Fixed-line telephony		7.6%	6.8%

Customer relationship information - Combined Network

Triple-play customers		1,076,300	1,006,500	7%
Total customer relationships(10)		2,180,000	2,199,800	-1%
Services per customer relationship(10)		2.21	2.15	3%
ARPU per customer relationship (in € / month)(10)(11)		48.9	47.2	4%

In Q2 2015, 25,100 and 24,000 residential broadband internet and residential fixed-line telephony subscribers, respectively, were reclassed to business broadband internet and business fixed-line telephony subscribers. We did not apply this reclassification retroactively to the prior year quarters.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 15

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated financial statements
5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

	For the three months ended			For the nine months ended
(€ in millions, except shares and per share amounts)	September 30,			September 30,
	2015	2014	Change %	2015	2014	Change %
Profit for the period
Revenue

Revenue	457.6	432.3	6%	1,349.7	1,271.1	6%
Expenses
Cost of services provided	(246.5)	(239.6)	3%	(738.5)	(684.4)	8%
Gross Profit	211.1	192.7	10%	611.2	586.7	4%
Selling, general & administrative expenses	(68.5)	(55.4)	24%	(190.5)	(172.2)	11%
Operating profit	142.6	137.3	4%	420.7	414.5	1%
Finance income	0.7	0.6	17%	21.4	0.9	2278%
Net interest income and foreign exchange gain	0.7	0.6	17%	1.6	0.9	78%
Net gain on derivative financial instruments	—	—	—	19.8	—	—
Finance expenses	(118.8)	(72.6)	64%	(218.1)	(256.7)	-15%
Net interest expense, foreign exchange loss and other finance expenses	(67.8)	(63.6)	7%	(187.3)	(195.3)	-4%
Net loss on derivative financial instruments	(20.2)	(9.0)	124%	—	(54.1)	-100%
Loss on extinguishment of debt	(30.8)	—	—	(30.8)	(7.3)	322%
Net finance expense	(118.1)	(72.0)	64%	(196.7)	(255.8)	-23%
Share of the result of equity accounted investees	(1.5)	—	—	(3.7)	0.3	N.M.
Profit before income tax	23.0	65.3	-65%	220.3	159.0	39%
Income tax expense	(11.9)	(42.7)	-72%	(84.9)	(87.6)	-3%
Profit for the period	11.1	22.6	-51%	135.4	71.4	90%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Deferred tax	—	—	—	—	(0.7)	-100%
Other comprehensive loss for the period, net of income tax	—	—	—	—	(0.7)	-100%
Total comprehensive income for the period	11.1	22.6	-51%	135.4	70.7	92%

Profit attributable to:	11.1	22.6	-51%	135.4	71.4	90%
Owners of the Company	11.1	22.6	-51%	135.4	71.4	90%
Non-controlling interests	—	—	—	—	—	—

Total comprehensive income for the period, attributable to:	11.1	22.6	-51%	135.4	70.7	92%
Owners of the Company	11.1	22.6	-51%	135.4	70.7	92%
Non-controlling interests	—	—	—	—	—	—

Weighted average shares outstanding	116,301,028	116,263,707		116,495,294	115,733,284
Basic earnings per share	0.09	0.19		1.16	0.62
Diluted earnings per share	0.09	0.19		1.16	0.61

Revenue by Nature
Subscription revenue:
Video	137.7	135.9	1%	412.6	407.5	1%
Broadband internet	137.2	128.9	6%	407.8	383.4	6%
Fixed-line telephony	57.3	53.5	7%	169.8	157.2	8%
Cable subscription revenue	332.2	318.3	4%	990.2	948.1	4%
Mobile telephony	54.3	48.5	12%	153.2	134.1	14%
Total subscription revenue	386.5	366.8	5%	1,143.4	1,082.2	6%
Business services	29.2	26.2	12%	87.6	77.3	13%
Other	41.9	39.3	7%	118.7	111.6	6%
Total Revenue	457.6	432.3	6%	1,349.7	1,271.1	6%

Expenses by Nature
Employee benefits	37.3	36.3	3%	114.4	114.5	—
Share based compensation	1.9	1.7	12%	8.6	7.0	23%
Depreciation	67.8	62.1	9%	201.8	185.2	9%
Amortization	18.7	15.0	25%	53.4	44.3	21%
Amortization of broadcasting rights	10.0	9.6	4%	34.8	34.3	1%
Gain on disposal of property and equipment and other intangible assets	(0.6)	(0.6)	—	(1.1)	(1.7)	-35%
Network operating and service costs	141.7	139.6	2%	419.7	378.6	11%
Advertising, sales and marketing	17.4	14.3	22%	48.4	45.6	6%
Other costs	18.4	14.8	24%	43.0	45.0	-4%
Operating charges related to acquisitions or divestitures	2.3	0.4	475%	6.4	2.0	220%
Restructuring charges	0.1	1.8	-94%	(0.4)	1.8	N.M.

Total Expenses	315.0	295.0	7%	929.0	856.6	8%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 16

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2015	2014	Change %	2015	2014	Change %

Cash flows from operating activities
Profit for the period	11.1	22.6	-51%	135.4	71.4	90%
Depreciation, amortization, impairment and restructuring changes	96.0	87.9	9%	288.5	263.9	9%
Working capital changes and other non cash items	6.7	(3.9)	N.M.	39.7	(23.9)	N.M.
Income tax expense	11.9	42.0	-72%	84.9	86.9	-2%
Net interest expense, foreign exchange loss and other finance expenses	67.1	63.0	7%	185.7	194.4	-4%
Net loss (gain) on derivative financial instruments	20.2	9.0	124%	(19.8)	54.1	N.M.
Loss on extinguishment of debt	30.8	—	—	30.8	7.3	322%
Cash interest expenses and cash derivatives	(73.7)	(69.5)	6%	(169.3)	(185.7)	-9%
Income taxes paid	—	—	—	(77.6)	—	—

Net cash from operating activities	170.1	151.1	13%	498.3	468.4	6%

Cash flows from investing activities
Purchases of property and equipment	(47.1)	(50.8)	-7%	(164.2)	(159.8)	3%
Purchases of intangibles	(40.9)	(37.8)	8%	(102.2)	(88.8)	15%
Acquisition of and loans to equity accounted investees	0.2	—	—	(59.6)	—	—
Proceeds from sale of property and equipment	0.5	—	—	2.4	2.5	-4%
Purchase of broadcasting rights for resale purposes	(2.1)	(1.7)	24%	(2.1)	(8.8)	-76%
Proceeds from the sale of broadcasting rights for resale purposes	2.1	1.7	24%	2.1	8.8	-76%

Net cash used in investing activities	(87.3)	(88.6)	-1%	(323.6)	(246.1)	31%

Cash flows from financing activities
Repayments of loans and borrowings	(500.0)	—	—	(500.0)	(721.4)	-31%
Proceeds from loans and borrowings	530.0	—	—	530.0	573.7	-8%
Repurchase of own shares	(10.0)	—	—	(50.0)	(48.2)	4%
Sale of own shares	0.1	1.2	-92%	1.6	15.5	-90%
Other financing activities (incl. finance leases)	(38.6)	(7.9)	389%	(49.2)	(18.3)	169%

Net cash used in financing activities	(18.5)	(6.7)	176%	(67.6)	(198.7)	-66%

Net increase in cash and cash equivalents
Cash at beginning of period	231.9	181.9	27%	189.1	214.1	-12%
Cash at end of period	296.2	237.7	25%	296.2	237.7	25%

Net cash generated	64.3	55.8	15%	107.1	23.6	354%

Free Cash Flow
Net cash from operating activities	170.1	151.1	13%	498.3	468.4	6%
Cash payments for direct acquisition and divestiture costs	1.7	0.4	325%	3.6	1.4	157%
Purchases of property and equipment	(47.1)	(50.8)	-7%	(164.2)	(159.8)	3%
Purchases of intangibles	(40.9)	(37.8)	8%	(102.2)	(88.8)	15%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(1.2)	-58%	(1.4)	(3.7)	-62%
Principal payments on post acquisition additions to network leases	(3.2)	(2.6)	23%	(8.9)	(6.8)	31%
Free Cash Flow	80.1	59.1	36%	225.2	210.7	7%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 17

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	September 30,	December 31,	Change
	2015	2014

ASSETS
Non-current Assets:
Property and equipment	1,372.9	1,417.5	(44.6)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	248.2	248.4	(0.2)
Deferred tax assets	111.0	102.0	9.0
Investments in and loans to equity accounted investees	57.5	1.4	56.1
Other assets	16.8	2.3	14.5
Total non-current assets	3,048.2	3,013.4	34.8

Current Assets:
Inventories	14.1	17.1	(3.0)
Trade receivables	118.0	111.7	6.3
Other current assets	71.2	77.8	(6.6)
Cash and cash equivalents	296.2	189.1	107.1
Total current assets	499.5	395.7	103.8

TOTAL ASSETS	3,547.7	3,409.1	138.6

EQUITY AND LIABILITIES
Equity:
Share capital	13.0	12.7	0.3
Share premium and other reserves	996.9	1,019.1	(22.2)
Retained loss	(2,265.0)	(2,394.3)	129.3
Remeasurements	(10.5)	(10.5)	—
Total equity attributable to owners of the Company	(1,265.6)	(1,373.0)	107.4
Non-controlling interests	10.7	10.7	—
Total equity	(1,254.9)	(1,362.3)	107.4

Non-current Liabilities:
Loans and borrowings	3,697.6	3,654.7	42.9
Derivative financial instruments	97.6	114.2	(16.6)
Deferred revenue	0.9	1.7	(0.8)
Deferred tax liabilities	136.0	133.4	2.6
Other liabilities	74.4	82.6	(8.2)
Total non-current liabilities	4,006.5	3,986.6	19.9

Current Liabilities:
Loans and borrowings	80.6	78.8	1.8
Trade payables	128.1	114.4	13.7
Accrued expenses and other current liabilities	311.2	325.2	(14.0)
Deferred revenue	72.0	73.0	(1.0)
Derivative financial instruments	25.4	28.4	(3.0)
Current tax liability	178.8	165.0	13.8
Total current liabilities	796.1	784.8	11.3

Total liabilities	4,802.6	4,771.4	31.2

TOTAL EQUITY AND LIABILITIES	3,547.7	3,409.1	138.6

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 18

(1)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in instalments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(2)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures.  Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 9.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber.  As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(11)
Average monthly revenue (“ARPU”) per RGU and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, B2B revenue, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 19

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on October 29, 2015 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Investor Relations:	Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Thomas Deschepper     - thomas.deschepper@staff.telenet.be    - Phone: +32 15 366 645

Press & Media Relations:	Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2014 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2015 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE Company NV on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2014 and the condensed consolidated interim financial statements for the nine months ended September 30, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2015 20

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 29, 2015 at 7:00am CET